                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549
                                   -----------


                                   FORM 8-K/A


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE


                       SECURITIES AND EXCHANGE ACT OF 1934


        Date of Report (date of earliest event reported) March 14, 1997
                                                     (February 26, 1997)


                              LOMAK PETROLEUM, INC.
             (Exact name of registrant as specified in its charter)
                          COMMISSION FILE NUMBER 0-9592




                  DELAWARE                                     34-1312571
        (State or other jurisdiction                          (IRS Employer
      of incorporation or organization)                  Identification Number)


      500 THROCKMORTON STREET                                     76102
        FORT WORTH, TEXAS                                      (Zip Code)
 (Address of principal executive offices)



       Registrant's telephone number, including area code: (817) 870-2601

ITEM 5.           ACQUISITION OR DISPOSITION OF ASSETS.
                  -------------------------------------

         The Company acquired oil and gas properties and equipment located in West Texas, South Texas and the Gulf of Mexico (the "Cometra Properties") from Cometra Energy, L.P., Cometra Production Company, L.P. and Rockland, L.P. (collectively "Cometra") for a purchase price of $385 million (the "Cometra Acquisition"). The Cometra Acquisition increased the Company's proved reserves at December 31, 1996 by 68% to 644 Bcfe and increased its Present Value by 98% to $974 million. The Cometra Properties, located primarily in the Company's core operating areas, include 515 producing wells, 401 proven development projects and substantial additional development and exploration potential on approximately 150,000 gross acres (90,000 net acres). In addition, the Cometra Properties include 265 miles of gas pipelines, a 25,000 Mcf/d gas processing plant and an above-market gas contract with a major Texas gas utility covering approximately 30% of the December 1996 production from the Cometra Properties.

         The purchase price for the Cometra Acquisition was approximately $385 million, consisting of $355 million in cash and 1,410,106 shares of the Company's Common Stock. The Company financed the cash portion of the purchase price with $221 million of borrowings under a recently expanded bank credit facility (the "Credit Agreement") and the issuance to Cometra of a $134 million non-interest bearing promissory note due March 31, 1997, which is secured by a bank letter of credit. The promissory note will be repaid at maturity through borrowings under the Credit Agreement. The Credit Agreement permits the Company to obtain revolving credit loans and issue letters of credit from time to time in an aggregate amount not to exceed $400 million initially. Availability under the credit agreement will be reduced to $325 million on August 13, 1997, unless otherwise agreed to by the lenders.

         The foregoing description of the above described transaction is qualified in its entirety by reference to the Purchase and Sale Agreements, which are being filed herewith as Exhibits 1and 2 and are fully incorporated by reference herein.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.
                  ----------------------------------

         (a)      Financial Statements of Assets Acquired
                  ---------------------------------------

                  Report of Independent Public Accountants
                  Statements of revenues and direct operating expenses for the years ended December 31, 1994, 1995 and 1996
                  Notes to statements of revenues and direct operating expenses

         (b)      Pro Forma Financial Information
                  -------------------------------

                  Pro forma combined statement of income for the year ended December 31, 1996
                  Pro forma combined balance sheet at December 31, 1996 Notes to pro forma combined financial statements

         (c)      Exhibits
                  --------

                  *1. Purchase and Sale Agreement between Cometra Energy, L.P.
                      and Cometra Production Company, L.P., as seller, and Lomak Petroleum, Inc., as buyer, dated as of December 31, 1996, including First Amendment to Purchase and Sale Agreement, dated January 10, 1997.
                  *2. Purchase and Sale Agreement  between  Rockland L.P., as seller, and Lomak Petroleum, Inc., as buyer, dated as of December 31 1996.


                        ----------------

                   * Previously filed as exhibit in Form S-3, Registration No. 333-20257, dated January 23, 1997.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                LOMAK PETROLEUM, INC.



                                               By  /s/ Thomas W. Stoelk
                                                 ------------------------------
                                                       Thomas W. Stoelk
                                                       Chief Financial Officer







March 14, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


THE BOARD OF DIRECTORS AND STOCKHOLDERS
LOMAK PETROLEUM, INC.:


         We have audited the accompanying statements of revenues and direct operating expenses of the American Cometra Interests, as described in Note 1, for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         The accompanying statements of revenues and direct operating expenses reflect the revenues and direct operating expenses attributable to the American Cometra Interests, as described in Note 1, and are not intended to be a complete presentation of the revenues and expenses of the American Cometra Interests.

         In our opinion, the financial statements referred to above present fairly, the revenues and direct operating expenses of the American Cometra Interests, as described in Note 1, for the years ended December 31, 1994, 1995 and 1996, in conformity with generally accepted accounting principles.








                                                    COOPERS & LYBRAND L.L.P.


Fort Worth, Texas
February 7, 1997

                         THE AMERICAN COMETRA INTERESTS

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES



                                                                  YEAR ENDED          YEAR ENDED           YEAR ENDED
                                                                 DECEMBER 31,        DECEMBER 31,         DECEMBER 31,
                                                                     1994                1995                 1996
                                                              ------------------- -------------------  -------------------

Revenues:
     Oil and gas production                                     $ 46,808,830         $ 43,513,982         $ 60,751,200
     Marketing and gas plant operating activities (net)            3,370,500            5,276,900            7,273,100
                                                                ------------         ------------         ------------
         Total Revenues                                           50,179,330           48,790,882           68,024,300
Direct operating expenses                                        (14,447,533)         (12,727,532)         (14,375,900)
                                                                ------------         ------------         ------------
         Excess of revenues over operating expenses             $ 35,731,797         $ 36,063,350         $ 53,648,400
                                                                ============         ============         ============





















   The accompanying notes are an integral part of these financial statements.

                         THE AMERICAN COMETRA INTERESTS

                         NOTES TO STATEMENTS OF REVENUES
                          AND DIRECT OPERATING EXPENSES

(1)      GENERAL:

Organization

         The accompanying statements present the revenues and direct operating expenses of certain working and other interests in oil and gas properties and the Sterling gas plant and related pipeline owned by American Cometra, Inc. (the "American Cometra Interests") which were purchased by Lomak Petroleum, Inc. ("Lomak"). Such financial statements were derived from the historical records of the predecessor owner and represent Lomak's interest.

Basis of Presentation

         The historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the American Cometra Interests. During the periods presented, the American Cometra Interests were not accounted for as a separate entity. These statements do not include depreciation, depletion and amortization, general and administrative, interest, federal income tax expenses, or federal income tax credits allowed under Section 29 of the Internal Revenue Code. Accordingly, the accompanying financial statements are not intended to be a complete presentation of the results of operations of the American Cometra Interests in conformity with generally accepted accounting principles.

Revenue Recognition

         Revenues are recognized when oil and gas production is sold. Direct operating expenses are accrued when services are provided. Netted against marketing and gas plant operating activities is $9,758,300, $7,700,000 and $11,478,400 for the years ended December 31, 1994, 1995 and 1996, respectively, relating to costs associated with those activities.

Use of Estimates

         Management has made a number of estimates and assumptions relating to the reporting of revenues and direct operating expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)      SALES TO MAJOR CUSTOMERS:

         For the year ended December 31, 1994, 1995 and 1996 four purchasers accounted for 33%, 54% and 74% of total revenues, respectively.



(3)      SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED):

COSTS INCURRED IN OIL AND GAS PRODUCING ACTIVITIES

                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------------

                                                           1994                1995                 1996
                                                     ------------------  ------------------  -------------------
                                                                             (IN THOUSANDS)
    Exploration                                          $  14,154           $   3,986           $   1,124

    Development                                             11,753              12,759              14,976


                         THE AMERICAN COMETRA INTERESTS
                         NOTES TO STATEMENTS OF REVENUES
                  AND DIRECT OPERATING EXPENSES -- (CONTINUED)

(3)      SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED): CONTINUED:

OIL AND GAS RESERVE INFORMATION

         The estimates of the American Cometra Interests in proved oil and gas reserves, which are located entirely in the United States, are based on evaluations by an independent petroleum engineer, Netherland, Sewell & Associates as of December 31, 1996. These reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission which require that reserve reports be prepared under existing economic and operating conditions with no provision for price escalations except by contractual arrangements. Reserves as of December 31, 1994 and 1995 were derived from the December 31, 1996 reserve estimates after considering historical production and drilling activities.

         Lomak's management emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as future information becomes available.

         The following unaudited table sets forth the estimated proved oil and gas reserve quantities of the American Cometra Interests at December 31, 1994, 1995 and 1996:

                                          CRUDE OIL     NATURAL GAS
                                           (BBLS)         (MCFS)
                                         ----------     -----------
                                               (in thousands)
PROVED RESERVES:
Balance, December 31, 1993                  10,107        194,508
   Production                                 (404)       (14,372)
   Purchases                                    --          1,294
   Extensions, discoveries, renewals           505         12,683
   Sales                                        --             --
                                            ------        -------

Balance, December 31, 1994                  10,208        194,113
   Production                                 (626)       (15,212)
   Purchases                                    93          1,502
   Extensions, discoveries, renewals            24          9,210
   Sales                                       (14)            --
                                            ------        -------

Balance, December 31, 1995                   9,685        189,613
   Production                                 (803)       (16,124)
   Extensions, discoveries, renewals           848         28,516
                                            ======        =======
Balance, December 31, 1996                   9,730        202,005
                                            ======        =======

PROVED DEVELOPED RESERVES:
   Balance, December 31, 1994                5,062         97,269
                                            ======        =======
   Balance, December 31, 1995                4,550         93,398
                                            ======        =======
   Balance, December 31, 1996                4,595        103,749
                                            ======        =======

         The "Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves" (Standardized Measure) is a disclosure requirement under Statement of Financial Accounting Standards No. 69. The Standardized Measure does not purport to present the fair market value of proved oil and gas reserves.

                         THE AMERICAN COMETRA INTERESTS
                         NOTES TO STATEMENTS OF REVENUES
                  AND DIRECT OPERATING EXPENSES -- (CONTINUED)

(3)      SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED): CONTINUED:

OIL AND GAS RESERVE INFORMATION , CONTINUED:

This would require consideration of expected future economic and operating conditions, which are not taken into account in calculating the Standardized Measure.

         Future net cash flows for the period presented were derived from the December 31, 1996 reserve estimate after considering historical production and drilling activities. December 31, 1996 prices in the reserve estimates were adjusted for fixed and determinable escalations to the estimated future production less estimated future production costs based on period-end costs and future development costs. Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure. Future income tax estimates are not included, as the historical tax basis of the properties is not relevant.

         The standardized measure of discounted future net cash flows relating to proved oil and gas properties is as follows:

                                                 AS OF              AS OF                 AS OF
                                              DECEMBER 31,       DECEMBER 31,          DECEMBER 31,
                                                 1994                1995                  1996
                                              ------------      --------------         ------------
                                                                (in thousands)

 Future cash inflows                          $ 1,207,887         $ 1,179,424          $ 1,156,858

 Future costs:
      Production                                 (243,413)           (232,040)            (219,098)
      Development                                 (99,353)            (92,534)             (88,350)
                                              -----------         -----------          -----------

Future net cash flows                             865,121             854,850              849,410
 Income taxes                                          --                  --                   --
                                              -----------         -----------          -----------

 Undiscounted future net cash flows               865,121             854,850              849,410

 10% discount factor                             (444,749)           (408,382)            (367,919)
                                              -----------         -----------          -----------

 Standardized measure                         $   420,372         $   446,468          $   481,491
                                              ===========         ===========          ===========

                         THE AMERICAN COMETRA INTERESTS
                         NOTES TO STATEMENTS OF REVENUES
                  AND DIRECT OPERATING EXPENSES -- (CONTINUED)

(3)      SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED): CONTINUED:

OIL AND GAS RESERVE INFORMATION , CONTINUED:

         Changes in standardized measure of discounted future net cash flows from proved reserve quantities are as follows:


                                                  YEAR ENDED           YEAR ENDED         YEAR ENDED
                                                  DECEMBER 31,         DECEMBER 31,       DECEMBER 31,
                                                      1994                1995               1996
                                                  ------------        ------------        ------------
                                                                       (in thousands)
Standardized measure, beginning of year            $ 395,914            $ 420,372         $ 446,468
Purchases                                                627                1,228                --
Extensions, discoveries, additions                    17,730               15,051            38,185
Production                                           (33,490)             (32,141)          (47,809)
Sales                                                     --                  (79)               --
Accretion of discount                                 39,591               42,037            44,647
                                                   ---------            ---------         ---------

Standardized measure, end of year                  $ 420,372            $ 446,468         $ 481,491
                                                   =========            =========         =========



              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         The accompanying unaudited pro forma consolidated financial statements give effect to: (i) the purchase by the Company of certain oil and gas properties from Bannon Energy Incorporated (the "Bannon Acquisition") in April 1996 for $37 million, (ii) the Cometra Acquisition, (iii) the private placements of 600,000 shares of Common Stock and $55 million of 6% Convertible Subordinated Debentures (collectively referred to as the "Private Placements"), (iv) the application of the estimated net proceeds from the Private Placements and (v) the conversion of the Company's 7 1/2% Convertible Exchangeable Preferred Stock into Common Stock. The unaudited pro forma consolidated balance sheet as of December 31, 1996 was prepared as if the Transactions had occurred as of that date. The accompanying unaudited pro forma consolidated balance sheet of the Company as of December 31, 1996 has been prepared as if the Transactions had occurred as of that date. The historical information provided under the heading "Bannon Acquisition" in the statement of income for the year ended December 31, 1996, includes results for the properties acquired in the Bannon Acquisition for the period from January 1, 1996 until its purchase on March 31, 1996. The historical information provided in the statement of income of the Company for the year ended December 31, 1996 includes results for the properties acquired in the Bannon Acquisition for the period from April 1, 1996 through December 31, 1996.

         This information is not necessarily indicative of future consolidated results of operations and it should be read in conjunction with the separate historical statements and related notes of the respective entities appearing elsewhere in this Registration Statement or incorporated by reference herein.



                     LOMAK PETROLEUM, INC. AND SUBSIDIARIES
                     PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                      Bannon        Cometra       Pro Forma       Pro Forma
                                        Lomak       Acquisition   Acquisition    Adjustments        Lomak
                                        -----       -----------   -----------    -----------        -----
Revenues
  Oil and gas sales                    $  68,054     $   1,703    $  60,751        $              $ 130,508
  Field services                          14,223            --           --                          14,223
  Gas transportation and                                    --            --
    marketing                              5,575            --        7,273          11,478 (a)      24,326
  Interest and other                       3,386            --           --                           3,386
                                       ---------     ---------    ---------                       ---------
                                          91,238         1,703       68,024                         172,443
                                       ---------     ---------    ---------                       ---------
Expenses
  Direct operating                        24,456           562       14,376                          39,394
  Field services                          10,443            --           --                          10,443
  Gas transportation and                                    --           --
    marketing                        1,674                                     11,478 (a)      13,152
  Exploration                              1,460            --           --                           1,460
  General and administrative               3,966            --           --                           3,966
  Interest                                 7,487            --           --          23,991 (b)      31,478
  Depletion, depreciation and
    amortization                          22,303            --           --          22,086 (c)      44,389
                                       ---------     ---------    ---------                       ---------
                                          71,789           562       14,376                         144,282
                                       ---------     ---------    ---------                       ---------

Income before income taxes                19,449         1,141       53,648                          28,161

Income taxes
  Current                                   (729)           --           --            (115) (d)       (844)
  Deferred                                (6,105)           --           --          (2,906) (d)     (9,011)
                                       ---------     ---------    ---------                        ---------

Net Income                             $  12,615     $   1,141    $  53,648                        $  18,306
                                       =========     =========    =========                        =========

Net income applicable to
  common shares                          $10,161                                                     $15,972
                                       =========                                                   =========

Earnings per common share              $    0.69                                                   $    0.97
                                       =========                                                   =========

Weighted average shares
  outstanding                             14,812                                      1,583           16,395
                                       =========                                                   =========



              See notes to pro forma combined financial statements



                              LOMAK PETROLEUM, INC.
               PRO FORMA COMBINED BALANCE SHEET DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                PRO FORMA       PRO FORMA
                                                                LOMAK          ADJUSTMENTS        LOMAK
                                                                -----          -----------      ----------
ASSETS
Current Assets
  Cash and equivalents                                         $  8,625         $                $  8,625
  Accounts receivable                                            18,121                            18,121
  Marketable securities                                           7,658                             7,658
  Inventory and other                                               799                               799
                                                               --------                          --------
         Total current assets                                    35,203                            35,203
                                                               --------                          --------

Oil and gas properties                                          282,519          325,000(e)       607,519
         Accumulated depletion and amortization                 (53,102)                          (53,102)
                                                               --------                          --------
                                                                229,417                           554,417
                                                               --------                          --------

Gas transportation and field service assets                      21,139           60,000(e)        81,139
         Accumulated depreciation                                (4,997)                           (4,997)
                                                               --------                          --------
                                                                 16,142                            76,142
                                                               --------                          --------

Other assets                                                      1,785                             1,785
                                                               --------                          --------
                                                               $282,547                          $667,547
                                                               ========                          ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities
  Accounts payable                                             $ 14,433         $                $ 14,433
  Accrued liabilities                                             4,603                             4,603
  Accrued payroll and benefit costs                               3,245                             3,245
  Current portion of debt                                            26                                26
                                                               --------                          --------
         Total current liabilities                               22,307                            22,307
                                                               --------                          --------

Revolving credit facility                                        61,355          355,000(e)       416,355
6% Convertible subordinated debentures                           55,000                            55,000
Other long-term debt                                                425                               425
                                                               --------                          --------
                                                                116,780                           471,780
                                                               --------                          --------

Deferred income taxes                                            25,931                            25,931

Stockholders' equity
  $2.03 Preferred Stock, $1 par value                             1,150                             1,150
  Common Stock, $.01 par value                                      148               14(e)           162
  Capital in excess of par value                                110,248           29,986(e)       140,234
  Retained earnings                                               5,291                             5,291
  Unrealized gain on marketable securities                          692                               692
                                                               --------                          --------
         Total stockholders' equity                             117,529                           147,529
                                                               --------                          --------
                                                                                                 ========
                                                               $282,547                          $667,547
                                                               ========                          ========

              See notes to pro forma combined financial statements


                              LOMAK PETROLEUM, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE (1) PRO FORMA ADJUSTMENTS FOR THE TRANSACTIONS FOR THE YEAR ENDED DECEMBER 31, 1996


     The accompanying unaudited pro forma consolidated statement of income for the year ended December 31, 1996 has been prepared as if the Transactions had occurred on January 1, 1996 and reflects the following adjustments:

(a) To reclassify gas transportation and marketing revenue and expenses to conform with the accounting presentation followed by the Company.

(b) To adjust interest expense for the estimated amount that would have been incurred on the incremental borrowings for the Bannon Acquisition and the Cometra Acquisition and net of proceeds received from the Private Placements. A 1/8% per annum increase in interest rate would decrease the Company's income before taxes by $392,000.

(c) To record depletion expense for the Bannon Acquisition and the Cometra Acquisition at a rate of $0.87 per Mcfe, which would have been the rate in effect for 1996 had such acquisitions taken place at January 1, 1996. Additionally, to record depreciation expense on the gas processing plant purchased in the Cometra Acquisition.

(d) To adjust the provision for income taxes for the change in taxable income resulting from the Bannon Acquisition, the Cometra Acquisition and the Private Placements and the effect on deferred taxes recorded at January 1, 1996 as if such transactions had taken place at that time.


NOTE (2) PRO FORMA ADJUSTMENTS FOR THE COMETRA ACQUISITION, AS OF DECEMBER 31, 1996

(e) To record the Cometra Acquisition.